                                                             Exhibit 99.B(a)2.e.

                           ARTICLES SUPPLEMENTARY FOR
                             SM&R INVESTMENTS, INC.

                           Re-Classification of Shares

     Pursuant to the provisions of Section 2-208 of the Maryland General Corporation Law, SM&R Investments, Inc. (the "Corporation") adopts the following Articles Supplementary:

                                   ARTICLE ONE

     The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

                                   ARTICLE TWO

     The Corporation has six billion (6,000,000,000) shares of $0.01 par value common stock authorized. The aggregate par value of the Corporation's stock is sixty million dollars ($60,000,000).

                                  ARTICLE THREE

     At a meeting of the Board of Directors of the Corporation held on February 17, 2005, in accordance with Section 2-208 of the Maryland General Corporation Law and Article V(2) of the Corporation's Amended and Restated Articles of Incorporation, the Board of Directors of the Corporation passed a resolution providing for the re-classification of one thousand two hundred fifty-one (1,251) shares of the Corporation's authorized and classified but unissued shares as follows:

     OLD CLASSIFICATION               NEW CLASSIFICATION
     ------------------               ------------------
1,150 shares                          1,150 shares
SM&R Government Bond Fund Class C     SM&R Government Bond Fund Class A

101 shares                            101 shares
SM&R Tax Free Fund Class C            SM&R Tax Free Fund Class A

Each of the shares of such series and classes shall have a par value of one cent ($0.01). Such shares shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption described in the Corporation's Amended and Restated Articles of Incorporation.

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                                  ARTICLE FOUR

     At a meeting of the Board of Directors of the Corporation held on November 20, 2003, in accordance with Article V(3) of the Corporation's Amended and Restated Articles of Incorporation, the Board of Directors of the Corporation passed a resolution to redesignate the authorized eight hundred million (800,000,000) Class A shares of the Corporation's Money Market Fund series and the authorized and unissued two hundred million (200,000,000) Class B shares of the Corporation's Money Market Fund series as one billion (1,000,000,000) shares of the Money Market Fund series, without separate classes.

     Such redesignation does not affect the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of any issued and outstanding shares. Each of the shares of such series shall have a par value of one cent ($0.01). Such shares shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption described in the Corporation's Amended and Restated Articles of Incorporation.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on the 1st day of March, 2005.


ATTEST:                               SM&R INVESTMENTS, INC.


/s/ Teresa Axelson                    By: /s/ Michael W. McCroskey
--------------------------------          --------------------------------
Teresa E. Axelson, Secretary              Michael W. McCroskey, President

     THE UNDERSIGNED, President of SM&R Investments, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                          /s/ Michael W. McCroskey
                                          --------------------------------
                                          Michael W. McCroskey, President

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